Exhibit 10.41
AVON PRODUCTS, INC.
AMENDED & RESTATED COMPENSATION RECOUPMENT POLICY
(Clawback Policy)
Section 1. Purpose. The Policy is designed to help deter actions that could potentially harm the financial position of Avon Products, Inc. (the “Corporation”) and its shareholders and to support the Corporation's pay-for-performance philosophy for executive compensation.

Section 2. Definitions. For purposes of this Policy, the following terms shall have the following meaning:

“Committee” means the Compensation Committee of the Board of Directors of the Corporation.
“Corporation” means Avon Products, Inc. and any successor thereto.
“Covered Persons” means those persons identified in Section 3.
“Effective Date” means January 14, 2013, which is the date that this Policy is effective.
“Financial Restatement” means a restatement of the Corporation's financial statements or a material incorrect calculation of performance metrics pursuant to which payment was made under a cash or equity incentive award (e.g., active representative growth).
“Misconduct” means unethical behavior, including (i) a serious violation of the Corporation's Code of Business Conduct & Ethics or (ii) a violation of law within the scope of employment with the Corporation.
Section 3. Persons Subject to this Policy. The following employees are subject to this Policy:

(i) Persons holding the title of Group Vice President or a more senior title (or who formerly held the title at the time of the event resulting in the Financial Restatement or Misconduct);

(ii) Persons serving as Controller, Assistant Controller, Treasurer, the head of Global Tax, and the head of Global Financial Planning & Analysis (including persons who formerly held such position at the time of the event resulting in the Financial Restatement or Misconduct); and

(iii) Regional Finance Heads (including persons who formerly held such position at the time of the event resulting in the Financial Restatement or Misconduct).

Section 4. Recoupment of Compensation.

(a) In the event of a Financial Restatement on or after the Effective Date, the Committee may require (i) reimbursement of compensation granted, earned or paid under the Corporation's annual incentive and long-term incentive cash plans to Covered Persons and (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement or sale of equity awards held by Covered Persons. The total amount of performance-based compensation that the Committee may recoup under this paragraph (a) shall not exceed the difference between (i) the amount of incentive compensation calculated based upon the achievement of certain performance metrics or financial results that were subsequently adjusted due to a Financial Restatement less (ii) the lower payment that would have occurred based upon the Financial Restatement. In addition, with respect to time-based equity compensation, the Committee may determine to recoup an appropriate amount to reflect the effect of the Financial Restatement on the Corporation's stock price with respect to the proceeds from any exercise, settlement, vesting or sale of such equity awards.

(b) In the event that the Committee determines that a Covered Person has engaged in Misconduct occurring on or after the Effective Date, the Committee may require (i) reimbursement of compensation granted, earned or paid under the Corporation's annual incentive and long-term incentive cash plans to such Covered Person and (ii) cancellation of outstanding equity awards and reimbursement of any gains realized on the exercise, settlement, vesting or sale of equity awards held by such Covered Person.

(c) In order for compensation to be recouped under this Policy, the event resulting in the Financial Restatement must be discovered within three years of its occurrence.

(d) Only the compensation described above under paragraphs (a) and (b) of this Section 4 are subject to recoupment and only to the extent granted, earned, paid or outstanding during the period covered by the Financial Restatement, as applicable. Benefits other than annual incentive and long-term incentive payments and time-based and performance-based equity awards (such as retirement benefits and earnings under the Corporation's Deferred Compensation Plan) are not subject to recoupment under this Policy.

Section 5. Administration.

(a) The Committee will administer this Policy and have the full authority and discretion necessary to accomplish its purpose, including, without limitation, the determination of the amount of, and manner in which, compensation is recovered, in accordance with applicable law, including, without limitation, by seeking repayment or by offsetting any salary or other compensation due under any compensation plan, program or arrangement maintained by the Corporation or any of its affiliates; provided that any offsets against amounts under nonqualified deferred compensation plans (as defined in Section 409A of the Internal Revenue Code) shall be made in compliance with Section 409A. Any failure by the Committee to apply any provision of this Policy to any particular situation shall not represent a waiver of the Committee's authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Committee shall be conclusive and binding upon all parties covered by this Policy or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The Committee may delegate to officers of the Corporation the enforcement of a determination by the Committee to recover compensation.

(b) In determining whether to recoup compensation under this Policy, the Committee may consider (i) the reason for the Financial Restatement or Misconduct, (ii) cost to achieve recoupment of compensation compared to the amount recoverable, (iii) passage of time, (iv) the amount of compensation that would have been awarded to or earned by the Covered Person had there not been a Financial Restatement or Misconduct, (v) the conduct of the Covered Person, and (vi) any other facts and circumstances that the Committee may deem appropriate.

(c) If the Committee seeks to cause recoupment of compensation under this Policy from a Covered Person, it shall provide a written notice to such Covered Person within one year of the discovery of the event resulting in the Financial Restatement or the conduct constituting Misconduct, which shall specify the amount of, and reason for, the recoupment.

Section 6. Amendment and Termination. This Policy may be amended or terminated by the Committee at any time. In the event of a Change in Control (as defined in the Corporation's Change in Control Policy, or any successor thereto), this Policy shall immediately terminate; provided, however, that the terms and provisions of this Policy shall continue to apply to any pending Financial Restatement or Misconduct matters under consideration by the Committee at the time of the Change in Control.

Section 7. Miscellaneous.

(a) Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by the Policy shall be deemed to include the restrictions imposed herein and incorporate the Policy by reference and, in the event of any inconsistency, the terms of the Policy will govern.

(b) If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(c) Any notice, demand or other communication required or permitted under this Policy shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid addressed (i) if to a Covered Person, at the address most recently on file with the Corporation or (ii) if addressed to the Corporation, at its principal executive office and addressed to the General Counsel.

(d) This Policy shall be governed by and construed in accordance with the internal laws of the State of New York.

(e) Any recoupment under this Policy may be in addition to any other remedies that may be available to the Corporation or to the Committee under the Corporation's policies as well as applicable law, including disciplinary actions, including but not limited to, termination of employment.

(f) Covered Persons will be requested to sign the acknowledgment attached hereto as Exhibit A. The failure to sign such acknowledgment, however, will not prevent the application of this Policy.

AVON PRODUCTS, INC.
Date: January 24, 2013	By: /s/ Gina Fitzsimons
Name: Gina Fitzsimons
Title: VP, Global Compensation &
Benefits

Exhibit A
Acknowledgment
I acknowledge that I received, read and understand the Avon Products, Inc. Compensation Recoupment Policy, which applies to any annual and long-term incentives and equity awards (including, without limitation, performance-based restricted stock units, time-based restricted stock units and stock options) (collectively, the “Compensation”). Any applicable award agreement or other document setting forth the terms and conditions of any Compensation shall be deemed to include the restrictions imposed by the Policy and incorporate it by reference and, in the event of any inconsistency, the terms of the Policy will govern.

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Name:
Date:

Acknowledgment - Clawback Policy